EXHIBIT (10)U

2007 NAMED EXECUTIVE OFFICER

SUMMARY OF BASE SALARY, BONUS AWARD OPPORTUNITIES,

AND EXECUTIVE BENEFITS AND PERQUISITES

Base Salary

The table below sets forth the base salaries established for the 2007 fiscal year for the Company’s Principal Executive Officer and Principal Financial Officer and the next three most-highly compensated executive officers who were serving in those capacities at December 31, 2006 (the “NEOs”).

Name and Principal Position	Amount
Douglas M. Baker, Jr. Chairman of the Board, President and Chief Executive Officer	$900,000

Steven L. Fritze Executive Vice President and Chief Financial Officer	$450,000

James A. Miller Executive Vice President — Institutional Sector	$400,000

Lawrence T. Bell Senior Vice President, General Counsel and Secretary	$355,000

C. William Snedeker Executive Vice President — Global Services Sector	$330,000

Bonus Award Opportunities

The Company maintains annual cash incentive programs for executives referred to as the Management Incentive Plan or MIP and Management Performance Incentive Plan or MPIP.  The Company’s stockholders approved the current version of the MPIP in 2004, an annual incentive plan under which awards should qualify as performance based under Internal Revenue Code Section 162(m).  On February 22, 2007, as required under the terms of the MPIP, the Compensation Committee of the Board (“Committee”) selected Messrs. Baker, Fritze and Miller to participate in the MPIP for 2007, established the 2007 performance goal based upon the performance criteria of diluted earnings per share (“EPS”), set an EPS performance target of a designated earnings per share, and designated a cash award of 300% of the base salary of each such officer for 2007 to the extent the goal is achieved.  The award is subject to and interpreted in accordance with the terms and conditions of the MPIP and no amount will be paid under the MPIP unless and until the Committee has determined the extent to which the performance goal has been met and the corresponding amount of the award earned by the participant.  The MPIP permits the Committee to exercise downward discretion so as to pay an amount which is less than the amount of the award earned by the participant.  In applying this downward discretion, the Committee considers underlying operable metrics communicated to the participant, which are noted in the table below.  Messrs. Bell and Snedeker will participate in the MIP in 2007 and the operating metrics with respect to their participation are similarly noted in the table below.

	Target Award Opportunity	Potential Award Payouts at Different Levels of Performance (% of Target Award)			Performance Measure Mix
	(% of base					Business
Name	salary)	Threshold	Target	Max	EPS	Unit	Individual
Douglas M. Baker	110%	40%	100%	200%	100%	0%	0%
Steven L. Fritze	60%	40%	100%	200%	70%	0%	30%
James A. Miller	60%	40%	100%	200%	30%	70%	0%
Lawrence T. Bell	55%	40%	100%	200%	70%	0%	30%
C. William Snedeker	55%	40%	100%	200%	30%	70%	0%

Executive Benefits and Perquisites

The following table sets forth the executive benefits and perquisites made available by the Company to the NEOs for the 2007 fiscal year.

Executive Benefit	Description
Physical Examination	• Annual reimbursement
Mirror Savings and Pension Plan

•  Nonqualified ERISA excess benefit plans intended to restore benefits limited by law under the tax-qualified savings and pension plans

•  Executives may also elect to defer up to 25% of base salary and annual bonus, subject to the same investment alternatives and returns as under the tax-qualified savings plan

Supplemental Executive Retirement Plan	• Maximum annual benefit of 60% of highest five consecutive years of base salary and annual bonus (offset by other qualified and nonqualified pension benefits) • Provides past service credit
Post-Retirement Death Benefit	• Two times final average pay
Executive Life, Accidental Death and Dismemberment and Business Travel Accident Insurance	• Each are three times annual compensation for the preceding year
Long-Term Disability Insurance	• 60% of compensation, less the amount of the qualified benefit
Company Automobile	• Full reimbursement to principal executive officer • $39,800 purchase price or $790 monthly lease rate for other named executive officers
Financial Counseling	• Five percent of base salary for principal executive officer • Three percent of base salary for other named executive officers
Club Memberships	• Limited to principal executive officer
Private Aircraft Usage	• Limited to principal executive officer (Not used in 2006)

Spousal Travel	• Only when related to a business purpose
Relocation Expense	• Includes home sale assistance, transportation of household goods, temporary living costs, travel to new location, home finding costs, closing costs on home purchase and expense allowance.